Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Trust of our report dated February 25, 2021, relating to the financial statements and financial highlights, which appears in SA Wellington Capital Appreciation Portfolio’s, SA Wellington Government and Quality Bond Portfolio’s and SA Wellington Strategic Multi-Asset Portfolio’s (three of the portfolios constituting Anchor Series Trust) Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Highlights” in such Registration Statement.

Houston, Texas

August 9, 2021